UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12
(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number    33-64244
                                                                --------

                    MBNA AMERICA BANK, NATIONAL ASSOCIATION
                               ON BEHALF OF THE
                        MBNA MASTER CREDIT CARD TRUST

(Exact name of registrant as specified in its charter)


                              Wilmington, DE. 19884-0781
                                 (800) 362-6255.

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       MBNA MASTER CREDIT CARD TRUST
     SERIES 1992-2(File No. 33-49850) FIXED RATE ASSET BACKED SECURITIES SERIES 1992-3(File No. 33-54462) FLOATING RATE ASSET BACKED
SECURITIES
     SERIES 1993-1(File No. 33-57988) FLOATING RATE ASSET BACKED
SECURITIES
     SERIES 1993-3(File No. 33-64244) FIXED RATE ASSET BACKED SECURITIES SERIES 1993-4(File No. 33-64244) FLOATING RATE ASSET BACKED
SECURITIES
     SERIES 1994-1(File No. 33-64244) FLOATING RATE ASSET BACKED
SECURITIES
     SERIES 1994-2(File No. 33-64244) FLOATING RATE ASSET BACKED
SECURITIES
          ------------------------------------------------------
 (Title of each class of securities covered by this Form)



(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          X Rule 12g-4(a)(1)(i)    X Rule 12h-3(b)(1)(i)
	Rule 12g-4(a)(1)(ii)	Rule 12h-3(b)(1)(ii)
	Rule 12g-4(a)(2)(i)	Rule 12h-3(b)(2)(i)
	Rule 12g-4(a)(2)(ii)	Rule 12h-3(b)(2)(ii)
		Rule 15d-6

Approximate number of holders of record as of the certification or notice date:  0
     ----

The MBNA Master Credit Card Trust terminated on December 16, 1999, as all outstanding certificates were retired.





	Pursuant to the requirements of the Securities Exchange Act of 1934 MBNA AMERICA BANK, NATIONAL ASSOCIATION ON BEHALF OF THE MBNA MASTER CREDIT CARD TRUST has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 30, 1999               By:/s/ Jack Fioravanti
                                   ----------------------------------
                                Name:       Jack Fioravanti
                                Title:      Senior Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. This registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.